June 2011 Pricing Sheet dated June 22, 2011 relating to Preliminary Terms No. 846 dated June 21, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Bear Market PLUS Based Inversely on the iShares® Russell 2000 Growth Index Fund
due December 27, 2011

Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JUNE 22, 2011
Issuer:	Morgan Stanley
Maturity date:	December 27, 2011
Underlying shares:	Shares of the iShares® Russell 2000 Growth Index Fund
Aggregate principal amount:	$4,463,000
Payment at maturity:
▪  If the final share price is less than the initial share price,
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪  If the final share price is greater than or equal to the initial share price,
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 × leverage factor × share percent decrease
Upside reduction amount:	$10 × share percent increase
Share percent decrease:	(initial share price – final share price) / initial share price
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	$90.75, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation date:	December 21, 2011, subject to postponement for non-trading days or certain market disruption events
Leverage factor:	200%
Maximum payment at maturity:	$11.10 per Bear Market PLUS (111% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Bear Market PLUS (10% of the stated principal amount)
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS
Pricing date:	June 22, 2011
Original issue date:	June 27, 2011 (3 business days after the pricing date)
CUSIP:	61760E440
ISIN:	US61760E4402
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Bear Market PLUS	$10	$0.12	$9.88
Total	$4,463,000	$53,556	$4,409,444

(1)      Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.12 for each Bear Market PLUS they sell.  For additional information, see “Supplemental information concerning plan of distribution; conflicts of interest” on page 7 of the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 846 dated June 21, 2011
Prospectus Supplement for PLUS dated December 22, 2009           Prospectus dated December 23, 2008

The Bear Market PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.